Exhibit 99.1

CAMDEN LEARNING CORPORATION. COMPLETES INITIAL PUBLIC OFFERING

December 19, 2007 - New York, NY - Camden Learning Corporation (OTCBB: CAELU) (the “Company”) announced today it has closed the sale of 376,300 units subject to an over-allotment option granted to the underwriters in its initial public offering. Each unit consists of one share of common stock, $.0001 par value per share, and one warrant, each to purchase one share of the Company's common stock. The 6,626,300 Units sold in the IPO (including the 376,300 Units subject to the underwriters' over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds to the Company (including the proceeds of a private placement of 2,800,000 warrants for $2,800,000 to the Company’s sponsor, Camden Learning, LLC) of $53,010,400. Of this amount, $52,389,984 was placed in trust.

Morgan Joseph & Co. Inc. acted as the representative of the underwriters of the initial public offering. Ellenoff Grossman & Schole LLP acted as counsel to Camden Learning Corporation and McDermott Will & Emery LLP acted as counsel to the underwriters’ representative.

Morgan Joseph & Co. Inc. has notified the Company that it will not be exercising its option with regard to the remaining 561,200 Units subject to the over-allotment option.

Camden Learning Corporation is a blank check company recently incorporated for the purpose of merging with, engaging in a capital stock exchange with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses in the education industry focusing on early childcare, K-12 or post-secondary education or corporate training and related businesses.

A registration statement relating to these units and the underlying securities (including those sold today) was declared effective by the Securities and Exchange Commission on November 29, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:
David L. Warnock, Chairman
500 East Pratt Street, Suite 1200